THE CHASE VISTA SELECT LARGE CAP GROWTH FUND
Section 10f-3 Transactions


The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
05/03/99 	Goldman Sachs Group Inc. (GS) Common Stock
Shares       Price         Amount
15,000	     $53.00	 $795,000.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      Chase Vista Funds
 $2.25      N/A		0.02174%	       0.14492%

     Broker
Goldman Sachs & Co.


Underwriters of Goldman Sachs Group Inc. (GS) Common Stock

U.S. Underwriters               	    Number of Shares
Goldman Sachs				       69,000,000.00
			Total		       69,000,000.00